Exhibit 8

April 4, 2005	Mayer, Brown, Rowe & Maw LLP 190 South La Salle Street Chicago, Illinois 60603-3441

CEF Equipment Holding, L.L.C. 44 Old Ridgebury Road Danbury, CT 06810	Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Re:	CEF Equipment Holding, L.L.C.

Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted as tax counsel for CEF Equipment Holding, L.L.C., a Delaware limited liability company (the “Company”), in connection with the above-referenced Registration Statement (together with the exhibits and any amendments thereto and the prospectus supplement described therein, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission in connection with the registration by the Company of Asset Backed Notes (the “Notes”) and Asset Backed Certificates (the “Certificates”).

      As described in the Registration Statement, the Notes and/or the Certificates will be issued from time to time in series, with each series being issued by either (i) a Delaware business trust (each, a “Trust”) to be formed by the Company pursuant to a Trust Agreement (each, a “Trust Agreement”) between the Company and a trustee or (ii) a Delaware limited liability company (each, an “LLC”) to be formed by the Company pursuant to a Limited Liability Company Agreement (each, an “LLC Agreement”). For each series, the Notes will be issued pursuant to an Indenture (the “Indenture”) between the related Trust or LLC and an indenture trustee, and the Certificates will be issued pursuant to a Trust Agreement or LLC Agreement.

      In that connection, we are generally familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of any series of Notes and Certificates and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement and, in each case as filed as an exhibit to the Registration Statement, (i) the form of Receivables Purchase and Sale Agreement between the Company, as seller, and the Trust or LLC as purchaser, (ii) the form of Servicing Agreement between the Trust or LLC and General Electric Capital Corporation, as servicer, (iii) the form of Indenture (including the form of Notes included as exhibits thereto), (iv) the form of Trust Agreement, (v) the form of LLC Agreement, and (vi) the form of Receivables Sale Agreement between General Electric Capital Corporation, as seller, and the Company, as purchaser (collectively, the “Operative Documents”).

Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles Manchester New York Palo Alto Paris Washington, D.C.

Independent Mexico City Correspondent: Jauregui, Navarrete, Nader y Rojas, S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

CEF Equipment Holding, L.L.C.
April 4, 2005

     The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (“IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. We will not seek tax rulings from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that the IRS may not take positions contrary to those stated in our opinions.

      Based upon the foregoing and assuming that the Operative Documents are duly authorized, executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements set forth in the Prospectus forming part of the Registration Statements under the caption “U.S. Federal Income Tax Consequences” and the statements set forth in the Prospectus Supplement forming part of the Registration Statement under the caption “Summary of Terms — Tax Status” are based upon reasonable interpretations of existing U.S. federal tax law. To the extent that such discussions expressly state our opinion, or state that our opinion has been or will be provided as to any series of Notes and/or Certificates, we hereby confirm and adopt such opinion herein. We also note that the Operative Documents filed as exhibits to the Registration Statement do not relate to a specific transaction. Accordingly, the above-referenced description of U.S. federal income tax consequences may require modification in the context of an actual transaction. There can be no assurance, however, that the conclusions of U.S. federal tax law presented therein will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS position or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Mayer, Brown, Rowe & Maw LLP therein under the captions “U.S. Federal Income Tax Consequences” in the Prospectus forming part of the Registration Statement and “Summary of Terms — Tax Status” in the Prospectus Supplement forming part of the Registration Statement. In giving such consent, we do not admit that we are “experts” within the meaning of the term used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,

/s/ MAYER, BROWN, ROWE & MAW LLP

MAYER, BROWN, ROWE & MAW LLP